As filed with the Commission on June 18, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROXYMED, INC.

(Exact name of registrant as specified in its governing instruments)

Florida	65-0202059
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1854 Shackleford Court, Suite 200
Atlanta, Georgia 30093
(770) 806-9918
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Edward Oles, Esq.
Senior Corporate Counsel
ProxyMed, Inc.
1854 Shackleford Court, Suite 200
Atlanta, Georgia 30093
(770) 806-9918
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

Rodney H. Bell, Esq.
Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131
(305) 374-8500

     Approximate date of commencement of proposed sale to the public: From time to time as described in the Prospectus after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price	Aggregate Offering	Amount of
of Securities to be Registered	Registered	Per Share (1)	Price (1)	Registration Fee (2)
Common Stock, $.001 par value	731,322 (3)	$18.88	$13,807,359	$1,749

(1)	Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices for the common stock reported on the Nasdaq National Market on June 14, 2004.

(2)	Calculated pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended.

(3)	Represents the number of shares of Common Stock issuable upon the conversion of convertible promissory notes. Pursuant to Rule 416 under the Securities Act, the number of shares of Common Stock registered hereby shall also include an indeterminate number of additional shares of Common Stock that may be issued to prevention dilution resulting from a stock split, stock dividend or other similar transaction.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

(Subject to Completion, dated June 18, 2004)

PROSPECTUS

731,322 SHARES

[LOGO]

PROXYMED, INC.

Common Stock

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a “shelf” registration process. This prospectus relates to the proposed sale from time to time of up to an aggregate of 731,322 shares of our common stock by the selling shareholders named under the caption “Selling Shareholders” in this prospectus and any amendment to this prospectus. The Selling Shareholders may sell the shares held for their own account or the shares may be sold by donees, transferees, pledgees or other successors in interest that receive such shares from the Selling Shareholders as a gift or other non-sale related transfer.

     We will circulate a prospectus supplement each time we plan to issue our common stock. The prospectus supplement will provide you with a description of the securities to be issued, inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus.

     You should read this prospectus and any prospectus supplement carefully before you invest. We will not receive any proceeds from the sale of shares of our common stock by the Selling Shareholders. We are paying all of the expenses of this offering.

     Our common stock is listed on the Nasdaq National Market under the symbol “PILL.” On June 10, 2004, the last reported sale price for our common stock on the Nasdaq National Market was $19.09 per share.

     Our offices are located at 1854 Shackleford Court, Suite 200, Atlanta, Georgia 30093, and our telephone number is (770) 806-9918.

     INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 18, 2004

YOU SHOULD RELY ONLY ON INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

As used in this prospectus, unless the context requires otherwise, “we” or “us” or “ProxyMed” or the “Company” means ProxyMed, Inc., a Florida corporation. Italicized terms in this Prospectus indicate trademarks or other protected intellectual property that we own or license.

FORWARD-LOOKING STATEMENTS

     This prospectus contains information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements are expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They frequently are accompanied by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those projected in a forward-looking statement. Further, certain forward-looking statements are based upon assumptions of future events, which may not prove to be accurate. Important factors that could cause our actual results to differ materially from that expressed or implied in our forward-looking statements in this prospectus, or in the documents we incorporate by reference into the prospectus, are set forth in the “Risk Factors” section in this prospectus. All forward-looking statements included in this prospectus and the documents we incorporate by reference are made only as of the date of this prospectus, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or which we hereafter become aware of. Subsequent written and oral forward looking-statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth below and elsewhere in this prospectus and in other reports filed by us with the Securities and Exchange Commission.

THE COMPANY

     ProxyMed, Inc., incorporated in Florida in 1989, is an electronic healthcare transaction processing services company providing connectivity and cost containment services and related value-added products to physician offices, payers, medical laboratories, pharmacies and other healthcare institutions. We maintain an open electronic network for electronic transactions with no equity ownership in businesses engaged in the front-end (i.e., physician practice management software system vendors and other physician desk top vendors) or in the back-end (i.e., payers, laboratories and pharmacies). Our business strategy is to leverage our leadership position in connectivity and cost containment services in order to establish ProxyMed as the premier provider of automated financial, clinical and administrative transaction services primarily between small physician offices (offices with one to nine physicians) and payers, clinical laboratories and pharmacies. With our neutral position, we believe that we can better attract both front-end and back-end partners who may be more comfortable doing business with a non-competitive partner.

     Our electronic transaction processing services support a broad range of financial, clinical, and administrative transactions. To facilitate these services, we operate Phoenix™, our secure, proprietary national electronic information network, which provides physicians and other healthcare providers with direct connectivity to one of the industry’s largest list of payers, the industry’s largest list of chain and independent pharmacies and the largest list of clinical laboratories. Our corporate headquarters is located in Atlanta, Georgia, and our products and services are provided from various operational facilities located throughout the United States. We also operate our clinical computer network and portions of our financial and real-time production computer networks from a secure, third-party co-location site also located in Atlanta, Georgia. All of our revenues are generated domestically.

     According to the Centers for Medicare and Medicaid Services, the healthcare industry has grown from $1.4 trillion in 2001 to $1.6 trillion in 2002, with physician services comprising 21% of this amount. Healthcare accounts for 14.9% of the U.S. Gross National Product. As one of the most transaction-oriented industries in the country, analysts report that healthcare generates over 35 billion financial and clinical transactions each year, including new prescription orders, refill authorizations, laboratory orders and results, medical insurance claims, insurance eligibility inquiries, encounter notifications, and referral requests and authorizations. Current healthcare information technology spending has been projected at $41.6 billion for 2004, and is predicted to continue growing steadily at 7% annually through 2006. Even with healthcare information technology spending at these levels, we believe that the healthcare industry’s use of technology lags behind many other transaction-intensive industries, with the vast majority of these healthcare transactions being performed manually and on paper.

     For physician offices, payers, laboratories and pharmacies to meet the financial, clinical and administrative demands of an evolving managed care system, we believe that participants in the healthcare system will need to process many of these types of transactions electronically. In fact, under legislation named the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), eight major transaction types, including claims, eligibility inquiries and claims status inquiries are generally required to be conducted electronically. Because of the number of participants, the challenges of meeting HIPAA requirements and the complexity of establishing reliable and secure communication networks, the healthcare industry needs companies such as ProxyMed with its secure, proprietary systems to facilitate the processing of these transactions, its extensive connectivity to back-end healthcare institutions, and its ability to market to the underserved niche of small physician office practices.

     Our focus is connecting small physician offices with their contracted financial and clinical partners so that they can conduct transactions electronically. We are organized into two business segments: Transaction Services (formerly known as Electronic Healthcare Transaction Processing) and Laboratory Communication Solutions. Transaction Services includes transaction and value-added services principally between physician offices and insurance companies (Payer Services), physician offices and pharmacies/pharmacy benefit managers (Prescription Services), and cost containment and business process outsourcing solutions for insurance companies offered through our recently completed acquisition of PlanVista on March 2, 2004 (Medical Cost Containment Services); and Laboratory Communication Solutions includes the sale, lease and service of communication devices principally to laboratories and the contract manufacturing of printed circuit boards and other value-added services (Laboratory Services).

     Since the beginning of 2001, our focus has been to double the number of physicians and other healthcare providers we serve as well as to increase the utilization of our transaction-based services among them over the following five years. Our success is largely dependent upon our ability to cross-sell our services across our provider base; to offer new transactions and services as they become available; and to achieve economies of scale in our operations resulting from the consolidation of our operation centers, including production and financial systems, from our various acquisitions.

     We believe that we are well positioned today in each of our business units. With our completed acquisition of MedUnite on December 31, 2002, we believe that we are the second largest medical claims clearinghouse for physician offices, the largest provider of intelligent laboratory results reporting devices, and the largest provider of retail pharmacy-to-physician connectivity. In 2003, we processed approximately 226.6 million electronic transactions among physician offices, payers, laboratories and pharmacies compared to 114.2 million electronic transactions in 2002. We leverage the connectivity of our back-end transaction network, Phoenix™, and continue to add partners by developing new value-added products and services, by adding additional payer transaction types such as improved eligibility and claim status reports, and by expanding our Internet-based transaction offerings such as claims, lab results reporting and prescription refills through our Internet portal, ProxyMed.net. We are an attractive, neutral partner to front-end electronic healthcare companies who are focused on physician office services, as we remain the only national and independent transaction center that does not compete with them for the physician’s desktop and that can connect their physician offices on the back-end to carry on electronic transactions between them and their payers, laboratories and pharmacies.

General Information About Us

     As of May 31, 2004, we had 582 employees. We were incorporated in Florida on August 2, 1989. Our wholly-owned subsidiaries include, Key Communications Service, Inc., MedUnite, Inc., PlanVista Corporation and WPJ, Inc. Our principal executive offices are located at 1854 Shackleford Court, Suite 200, Atlanta, Georgia 30093, and our telephone number is (770) 806-9918. Our website is www.proxymed.com.

RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE INFORMATION IN OUR REPORTS AND OTHER DOCUMENTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION OR INCORPORATED HEREIN BY REFERENCE, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING US AND OUR BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED IN THIS PROSPECTUS.

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our operations. If any of the following risks were to materialize, our business, financial condition or results of operations could be materially adversely affected. Were that to occur, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Acquisitions

Our business will suffer if we fail to successfully integrate into our business, the customers, products, and technology of the companies we acquire.

     We have undertaken several acquisitions in the past few years as part of a business strategy to expand our business, and we may continue in the future to acquire businesses, assets, services, products, and technologies from other persons or entities. The anticipated efficiencies and other benefits to be derived from these acquisitions and future acquisitions may not be realized if we are unable to successfully integrate the acquired businesses into our operations, including customers, personnel, product lines, and technology. We are in the process of integrating into our operations, the customers, products, personnel and technology of PlanVista. There is no guarantee that we will be able to successfully integrate PlanVista, MedUnite or any future acquired businesses into our operations. Integration of acquired businesses can be expensive, time consuming, and may strain our resources. Integration may divert management’s focus and attention from other business concerns and expose us to unforeseen liabilities and risks. We may also lose key employees, strategic partners, and customers as a result of our inability to successfully integrate in a timely matter or as a result of relationships the acquired businesses may have with our competitors or the competitors of our customers and strategic partners. Some challenges that we face in successfully integrating PlanVista, MedUnite and other acquired businesses into our operations include:

•	conflicts or potential conflicts with customers, suppliers, and strategic partners;

•	integration of platforms, product lines, networks, and other technology;

•	the migration of new customers and products to our existing network;

•	the ability to cross-sell products and services to our new and existing customer base;

•	retention of key personnel;

•	consolidation of accounting, operational and administrative functions;

•	coordinating new product and process development;

•	increasing the scope, geographic diversity and complexity of operations;

•	difficulties in consolidating facilities and transferring processes and know-how; and

•	other difficulties in the assimilation of acquired operations, technologies or products.

Businesses we acquire may have undisclosed liabilities that may have a negative impact on our results of operations and require unanticipated expense.

     In pursuing our acquisition strategy, our investigations of the acquisition candidates may fail to discover certain undisclosed liabilities of the acquisition candidates. If we acquire a company having undisclosed liabilities, as a successor owner we may be responsible for such undisclosed liabilities. We try to minimize our exposure to such liabilities by conducting appropriate due diligence, by requiring audited financial statements, by obtaining indemnification from each seller of the acquired companies, by deferring payment of a portion of the purchase price as security for the indemnification or by acquiring only specified assets. However, we cannot insure that we will be able to obtain indemnifications or that they will be enforceable, collectible or sufficient in amount, scope or duration to fully offset any undisclosed liabilities arising from our acquisitions. PlanVista will not be indemnifying us in connection with the merger that occurred on March 2, 2004. In connection with the MedUnite acquisition, we have only limited indemnification rights that may not be sufficient in amount or scope to offset losses resulting from unknown and undisclosed liabilities. Furthermore, the introduction of new products and services from acquired companies such as MedUnite may have a greater risk of undetected or unknown errors, “bugs”, or liabilities than our historic products.

We may lose customers as a result of acquisitions.

     Acquisitions, including the merger with PlanVista, may cause disruptions, including potential loss of customers and other business partners, in the business of ProxyMed or the acquired company, which could have material or adverse effects on our business and operations.

     In addition, our customers, licensors and other business partners, in response to an acquisition or merger, may adversely change or terminate their relationships with us, which could have a material adverse effect on us. Certain of our current or potential customers may cancel or defer requests for our services. In addition, our customers may expect preferential pricing as a result of an acquisition or merger. An acquisition or merger may also adversely affect our ability to attract new customers.

Risks Related to Our Industry

Government regulation and new legislation may have a negative impact on our business and results of operations.

     The healthcare industry is highly regulated and is subject to extensive and frequently changing federal and state healthcare laws. Several state and federal laws govern the collection, dissemination, use and confidentiality of patient health care information. Final HIPAA rules on standards governing privacy of patient health care information were published in 2000. The implementation deadline for HIPAA’s privacy related regulations was April 14, 2003. Although we have undertaken several measures, including the adoption of policies and procedures for the handling of patient healthcare information, to ensure compliance with the privacy measures by the deadline and believe that we are in compliance, the privacy regulations are broad in scope, and will require constant vigilance for ongoing compliance. We cannot guarantee that we, our business partners or customers are or will be in compliance in the future.

     HIPAA also mandates the use of standard transactions, standard identifiers, security and other provisions for electronic claims transactions. The deadline for compliance with the transaction code set aspects of HIPAA was October 16, 2003. However, covered entities, including ProxyMed and its physician and payer customers, may continue to process non-compliant transactions after October 16, 2003 so long as that covered entity is compliant with the “contingency planning” guidelines provided by the Centers for Medicare and Medicaid Services. A substantial number of our transactions, including those related to our acquired MedUnite physician and payer customers, are currently being processed in a non-HIPAA compliant manner in accordance with our contingency plan.

     We expect, but cannot guarantee, that we will be able to complete the migration of these transactions into a HIPAA-compliant format on our Phoenix™ platform in an accurate and timely manner, and in close coordination with our physician and payer customers. We may be subject to complaints by our customers with regard to the accuracy and timeliness of this migration, which complaints may lead to demands for credits from, or termination of contracts with, us.

     Our contracts with our customers, strategic partners, providers, payers and other healthcare entities mandate or will mandate that our products and services be HIPAA compliant. If our products and services are not in compliance with HIPAA or any other alternative guidelines issued by the Centers for Medicare and Medicaid Services on or before the deadline and on an ongoing basis thereafter, our customers, strategic partners, and other healthcare providers with whom we contract may terminate their contracts with us or sue us for breach of contract. Additionally, our revenues may be reduced as some of our non-compliant payer partners may be forced to accept paper-based transactions for which we may not be the recipient for processing. We may be also subject to penalties for non-compliance by federal and state governments, and patients who believe that their confidential health information has been misused or improperly disclosed may have certain causes of actions under applicable state privacy or HIPAA-like laws against us, our partners or customers.

If electronic transaction processing penetrates the healthcare industry more extensively, we may face pressure to reduce our prices which potentially may cause us to no longer be competitive.

     If electronic transaction processing extensively penetrates the healthcare market or becomes highly standardized, it is possible that competition among electronic transaction processors will focus increasingly on pricing. This competition may put intense pressure on us to reduce our pricing in order to retain market share. If we are unable to reduce our costs sufficiently to offset declines in our prices, or if we are unable to introduce new, innovative service offerings with higher prices, we may not be competitive.

We are dependent on the growth of the Internet and electronic healthcare information markets.

     Many of our products and services are geared toward the Internet and electronic healthcare information markets. The perceived difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting e-commerce and engaging in sensitive communications over the Internet. Our strategy relies in part on the use of the Internet to transmit confidential information. We believe that any well-publicized compromise of Internet security may deter people from using the Internet to conduct transactions that involve transmitting confidential healthcare information.

Risks Related to Our Business

Consolidation in the healthcare industry may give our customers greater bargaining power and lead us to reduce our prices.

     Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, competition to provide products and services such as those we provide will become more intense, and the importance of establishing and maintaining relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we are forced to reduce our prices, our margins will decrease, unless we are able to achieve corresponding reductions in expenses.

Our business and future success may depend on our ability to cross-sell our products and services.

     Our ability to generate revenue and growth partly depends on our ability to cross-sell our products and services to our existing customers and new customers resulting from acquisitions. Our ability to successfully cross-sell our products and services is one of the most significant factors influencing our growth. There is no guarantee that we will be successful in cross-selling our products and services, and our failure in this area would likely have an adverse effect on our business.

We depend on connections to insurance companies and other payers, and if we lose these connections, our service offerings would be limited and less desirable to healthcare participants.

     Our business is enhanced by the substantial number of payers, such as insurance companies, Medicare and Medicaid agencies, to which we have electronic connections. These connections may either be made directly or through a clearinghouse. We have attempted to enter into suitable contractual relationships to ensure long-term payer connectivity; however, we cannot assure that we will be able to maintain our links with all these payers. In addition, we cannot assure that we will be able to develop new connections, either directly or through clearinghouses, on satisfactory terms. Lastly, some third-party payers provide systems directly to healthcare providers, bypassing us and other third-party processors. Our failure to maintain existing connections with payers and clearinghouses or to develop new connections as circumstances warrant, or an increase in the utilization of direct links between providers and payers, could cause our electronic transaction processing system to be less desirable to healthcare participants, which would slow down or reduce the number of transactions that we process and for which we are paid.

We have important business relationships with other companies to market and sell some of our clinical and financial products and services. If these companies terminate their relationships with us, or are less successful in the future, we will need to add this emphasis internally, which may divert our efforts and resources from others projects.

     For the marketing and sale of some of our products and services, we entered into important business relationships with physician office management information system vendors, with electronic medical record vendors, and with other distribution partners. These business relationships, which have required and may continue to require significant commitments of effort and resources, are an important part of our distribution strategy and generate substantial recurring revenue. Most of these relationships are on a non-exclusive basis, and we cannot assure that our electronic commerce partners and other strategic partners, most of whom have significantly greater financial and marketing resources than we do, will not develop and market products and services in competition with us in the future or will not otherwise discontinue their relationship with us. Also, our arrangements with some of our partners involve negotiated payments to the partners based on percentages of revenues generated by the partners. If the payments prove to be too high, we may be unable to realize acceptable margins, and if the payments prove to be too low, the partners may not be motivated to produce a sufficient volume of revenues. The success of our important business relationships will depend in part upon our partners’ own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and marketed by such partners. If any such partners are unsuccessful in marketing our products, we will need to place added emphasis on these aspects of our business internally, which may divert our planned efforts and resources from other projects.

The acceptance of electronic processing of clinical transactions in the healthcare industry is still in its early stages; thus, the future of our business is uncertain.

     Our strategy anticipates that electronic processing of clinical healthcare transactions, including transactions involving prescriptions and laboratory results, will become more widespread and that providers and third-party institutions increasingly will use electronic transaction processing networks for the processing and transmission of data. Electronic transmission of clinical healthcare transactions (and, in particular, the use of the Internet to transmit them) is still developing, and complexities in the nature and types of transactions which must be processed have hindered, to some degree, the development and acceptance of electronic processing of clinical transactions in this industry. While discussions of government legislation might be a catalyst for the use of the electronic processing of clinical healthcare transactions, we cannot assure that continued conversion from paper-based transaction processing to electronic transaction processing in the healthcare industry, using proprietary healthcare management systems or the Internet, will occur.

An error by any party in the process of providing clinical connectivity, such as prescribing drugs, filling prescriptions, and transmitting laboratory orders and results, could result in substantial injury to a patient, and our liability insurance may not be adequate in a catastrophic situation.

     Our business exposes us to potential liability risks that are unavoidably part of being in the healthcare electronic transaction processing industry. Since many of our products and services relate to the prescribing and refilling of drugs and the transmission of medical laboratory orders and results, an error by any party in the process could result in substantial injury to a patient. As a result, our liability risks are significant.

     We cannot assure that our insurance will be sufficient to cover potential claims arising out of our current or proposed operations, or that our present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured claim against us, if successful and of sufficient magnitude, would have significant adverse financial consequences. Our inability to obtain insurance of the type and in the amounts we require could generally impair our ability to market our products and services.

Our laboratory communication devices may be replaced with web-based technology for lab results delivery, and we may not be successful in converting our customers to our own Internet site at ProxyMed.net, which would adversely impact our revenues.

     A key element of our longer-term Laboratory Services business strategy is to market our intelligent laboratory results reporting devices and related services, and our web-based solutions directly to independent and hospital-based medical laboratories. As the Internet becomes a more acceptable method of transmitting laboratory orders and reporting results because of the efficiencies and savings believed to be available, we hope to leverage more than 25 years of goodwill (through our Key Communications Service subsidiary) and reputation for quality of products and superior service to migrate our customers over to our Internet site at ProxyMed.net. We expect others to develop similar web-based solutions and compete aggressively in an attempt to capture our large customer base. In addition, many of our device customers may choose to offer Internet services themselves, rather than utilizing a third party. We have no assurances that we will be able to retain or continue to grow our customer base. Further, even as to the continuing sales of our laboratory communication devices, we are unable to control many of the factors that influence our customers’ buying decisions, including our customers’ budgets and procedures for approving expenditures, and the changing political, economic and regulatory influences which affect the purchasing practices and operation of healthcare organizations.

We may not be able to retain key personnel or replace them if they leave.

     Our success is largely dependent on the personal efforts of Michael K. Hoover, our Chairman of the Board and Chief Executive Officer and Nancy J. Ham, our President and Chief Operating Officer, and PlanVista is highly dependent on its senior management, particularly PlanVista’s President and Chief Operating Officer Jeffrey L. Markle. Although we have entered into employment agreements with Mr. Hoover, Ms. Ham, Mr. Markle and other senior executives, the loss of any of their services could cause our business to suffer. Our success is also dependent upon our ability to hire and retain qualified operations, development and other personnel. Competition for qualified personnel in the healthcare information services industry is intense, and we cannot assure that we will be able to hire or retain the personnel necessary for our planned operations.

Our businesses have many competitors.

     We face competition from many healthcare information systems companies and other technology companies. Many of our competitors are significantly larger and have greater financial resources than we do and have established reputations for success in implementing healthcare electronic transaction processing systems. Other companies, including WebMD Corporation, NDCHealth Corporation, Per-Se Technologies, and other healthcare related entities such as RxHub LLC, have targeted this industry for growth, including the development of new technologies utilizing Internet-based systems. PlanVista faces competition from HMOs, PPOs, third party administrators, and other managed healthcare companies, such as Blue Cross and Blue Shield, McKesson HBOC, the TriZetto Group, Inc., HealthAxis, Avidyn/ppoOne, Inc., Concentra, Inc., Beech Street Corporation, MultiPlan, Inc., Private Healthcare Systems (PHCS), and Coalition America, Inc. While our ability to compete has been enhanced by our acquisition of PlanVista and MedUnite, we cannot assure you that we will be able to compete successfully with these companies or that these or other competitors will not commercialize products, services or technologies that render our products, services or technologies obsolete or less marketable.

Our PPO and provider arrangements provide no guarantee of long-term relationships.

     The majority of our contracts with PPOs and providers can be terminated without cause, generally on 90 days’ notice. For our Transaction Services business, the loss of any one provider would not be material, but if large numbers of providers chose to terminate their contracts, our revenues and net income could be materially adversely affected. For PlanVista, the termination of any PPO contract would render PlanVista unable to provide our customers with network access to that PPO, and therefore would adversely affect PlanVista’s ability to reprice claims and derive revenues. Furthermore, as a “network of networks,” PlanVista relies on its participating PPOs and provider groups to ensure participation by such providers. PlanVista’s PPO contracts generally do not provide PlanVista with a direct recourse against a participating provider that chooses not to honor its obligation to provide a discount, or chooses to discontinue its participation in PlanVista’s National Preferred Provider Network. Although in most cases we are able to replace lost contracts with new contracts, termination of provider contracts or other changes in the manner in which these parties conduct their business are outside of our control and could negatively affect our ability to provide services to PlanVista customers.

Some providers have historically been reluctant to participate in secondary networks.

     PlanVista’s percentage of savings business model sometimes allows a payer to utilize PlanVista network discounts in circumstances where PlanVista’s National Preferred Provider Network is not the payer’s primary network. In these circumstances, PlanVista’s National Preferred Provider Network participating providers are not traditionally given the same assurances of patient flow that they receive when they are part of a primary network. Historically, some providers have been reluctant to participate in network arrangements that do not guarantee a high degree of patient steerage. Although PlanVista thinks that the steerage provided by its payers as a whole and the speed and efficiency with which PlanVista provides claims repricing services make National Preferred Provider Network affiliation an attractive option for providers, there can be no assurance that PlanVista’s business model will not discourage providers from commencing or maintaining an affiliation with the National Preferred Provider Network.

PlanVista’s accounts receivable are subject to adjustment.

     PlanVista generally records revenue for its services when the services are performed, less amounts reserved for claim reversals and bad debts. The estimates for claim reversals and bad debts are based on judgment and historical experience. To the extent that actual claim reversals and bad debts associated with the PlanVista business exceed the amounts reserved, such difference could have a material adverse impact on our results of operations and cash flows.

PlanVista may not prevail in ongoing litigation and may be required to pay substantial damages.

     PlanVista is party to various legal actions as either plaintiff or defendant in the ordinary course of business. While PlanVista believes that the final outcome of these proceedings will not have a material adverse effect on PlanVista’s financial position, cash flows or results of operations, PlanVista cannot assure the ultimate outcome of these actions and the estimates of the potential future impact on PlanVista’s financial position, cash flows or results of operations for these proceedings could change in the future. In addition, we will continue to incur additional legal costs in connection with pursuing and defending such actions.

Risks Related to Our Technology

Evolving industry standards and rapid technological changes could result in our products becoming obsolete or no longer in demand.

     Rapidly changing technology, evolving industry standards and the frequent introduction of new and enhanced Internet-based services characterize the market for our products and services. Our success will depend upon our ability to enhance our existing services, introduce new products and services on a timely and cost-effective basis to meet evolving customer requirements, achieve market acceptance for new products or services and respond to emerging industry standards and other technological changes. We cannot assure that we will be able to respond effectively to technological changes or new industry standards. Moreover, we cannot assure that other companies will not develop competitive products or services, or that any such competitive products or services will not cause our products and services to become obsolete or no longer in demand.

We depend on uninterrupted computer access for our customers; any prolonged interruptions in our operations could cause our customers to seek alternative providers of our services.

     Our success is dependent on our ability to deliver high-quality, uninterrupted computer networking and hosting, requiring us to protect our computer equipment and the information stored in servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. To mitigate this risk, we have moved the majority of our production computer networks to a secure, third-party co-location site located in Atlanta, Georgia. This site has back-up site capability and a program to manage technology to reduce risks in the event of a disaster, including periodic “back-ups” of our computer programs and data.

     While we still continue to operate production networks in our Norcross, Middletown, Sioux Falls, and Richmond facilities, any damage or failure resulting in prolonged interruptions in our operations could cause our customers to seek alternative providers of our services. In particular, a system failure, if prolonged, could result in reduced revenues, loss of customers and damage to our reputation, any of which could cause our business to suffer. While we carry property and business interruption insurance to cover operations, the coverage may not be adequate to compensate us for losses that may occur.

Computer network systems like ours could suffer security and privacy breaches that could harm our customers and us.

     We currently operate servers and maintain connectivity from multiple facilities. Despite our implementation of standard network security measures, our infrastructure may be vulnerable to computer viruses, break-ins and similar disruptive problems caused by customers or other users. Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to our customers. These problems could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which may deter potential customers from doing business with us and give rise to possible liability to users whose security or privacy has been infringed. The security and privacy concerns of existing and potential customers may inhibit the growth of the healthcare information services industry in general, and our customer base and business in particular. A significant security breach could result in loss of customers, loss of revenues, damage to our reputation, direct damages, costs of repair and detection and other unplanned expenses. While we carry professional liability insurance to cover such breaches, the coverage may not be adequate to compensate us for losses that may occur.

The protection of our intellectual property requires substantial resources.

     We rely largely on our own security systems and confidentiality procedures, and employee nondisclosure agreements for certain employees, to maintain the confidentiality and security of our proprietary information, including our trade secrets and internally developed computer applications. If third parties gain unauthorized access to our information systems, or if anyone misappropriates our proprietary information, this may have a material adverse effect on our business and results of operations. In addition, our technology has not been patented nor have we registered any copyrights with respect to such technology. Trade secrets laws offer limited protection against third party development of competitive products or services. Because we lack the protection of patents or registered copyrights for our internally-developed software and software applications, we are more vulnerable to misappropriation of our proprietary technology by third parties or competitors. The failure to adequately protect our technology could adversely affect our business.

We may be subject to trademark and service mark infringement claims in the future.

     As our competitors’ healthcare information systems increase in complexity and overall capabilities, and the functionality of these systems further overlap, we could be subject to claims that our technology infringes on the proprietary rights of third parties. These claims, even if without merit, could subject us to costly litigation and could require the resources, time, and attention of our technical, legal, and management personnel to defend. The failure to develop non-infringing technology or trade names, or to obtain a license on commercially reasonable terms, could adversely affect our operations and revenues.

If our ability to expand our network infrastructure is constrained, we could lose customers and that loss could adversely affect its operating results.

     We must continue to expand and adapt our network and technology infrastructure to accommodate additional users, increased transaction volumes, and changing customer requirements. We may not be able to accurately project the rate or timing of increases, if any, in the volume of transactions we process, reprice or otherwise service or be able to expand and upgrade our systems and infrastructure to accommodate such increases. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers’ changing needs on a timely basis, at a commercially reasonable cost or at all. Our current information systems, procedures, and controls may not continue to support our operations while maintaining acceptable overall performance and may hinder our ability to exploit the market for healthcare applications and services. Service lapses could cause our users to switch to the services of our competitors.

Risks Related to this Offering and Our Stock

While we generated positive earnings in 2002, we incurred losses in 2003. There is no assurance that we will generate positive earnings in the future and this could have a detrimental effect on the market price of our stock.

     While 2002 was our first full year of positive earnings, we have incurred substantial losses, including losses of $5.0 million in the fiscal year ended December 31, 2003, and $19.1 million for the fiscal year ended December 31, 2001. As of December 31, 2003 and December 31, 2002, we had an accumulated deficit of $100.3 million and $95.3 million, respectively. While we believe that our business model supports earnings growth in the future, various factors that may affect loss of customers and related revenues or increased and unforeseen expenses could cause us to fall short of our financial goals. Such shortfall could have a detrimental effect on the market price of our stock and our liquidity and operations.

We may issue additional shares that could adversely affect the market price of our common stock.

     Certain events over which you have no control could result in the issuance of additional shares of our common stock or Series C preferred stock, which would dilute your ownership percentage in ProxyMed and could adversely affect the market price of our common stock. We may issue additional shares of common stock or preferred stock for many reasons including:

•	to raise additional capital or finance acquisitions;

•	upon the exercise or conversion or an exchange of outstanding options, warrants and shares of convertible preferred stock; or

•	in lieu of cash payment of dividends.

     In addition, the number of shares of common stock that we are required to issue in connection with our outstanding warrants and notes may increase if certain anti-dilution events occur (such as, certain issuances of common stock, options and convertible securities).

The trading price of our common stock may be volatile.

     The stock market, including the Nasdaq National Market, on which the shares of our common stock are listed, has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of our common stock, like the stock prices of many publicly traded companies in the healthcare industry, has been and may continue to be highly volatile.

We do not pay cash dividends.

     We have never paid dividends on our common stock and do not presently intend to pay any dividends on our common stock in the foreseeable future. Under the terms of our Series C preferred stock, our Board of Directors may declare dividends, in an amount of 7% per annum, payable in cash or common stock quarterly to holders of Series C preferred stock, and are limited in our ability to pay dividends to holders of our common stock. Our Board of Directors has never declared dividends on our Series C preferred stock.

Our common stock ranks junior to our outstanding shares of Series C preferred stock.

     We currently have outstanding 2,000 shares of Series C preferred stock. These shares have an aggregate liquidation preference of $13,333. The common stock to be sold in this offering will rank junior to the Series C preferred stock in the event of our liquidation.

USE OF PROCEEDS

     This prospectus relates to our common stock to be offered for sale for the account of certain selling shareholders named under the caption “Selling Shareholders” in this prospectus and any amendment to this prospectus. We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Shareholders.

SELLING SHAREHOLDERS

     The 716,968 shares of common stock to be sold from time to time hereunder are being offered by the founders of MedUnite, Inc.: Aetna, Anthem, CIGNA, Health Net, Oxford Health Plans, PacifiCare Health Systems, and Wellpoint Health Network, and NDCHealth Corporation. These shares will be issued upon the conversion of an aggregate of $13.1 million in 4% convertible promissory notes into shares of our common stock. $13.4 million of 4% convertible promissory notes were originally issued by us in connection with the acquisition of all of the outstanding stock of MedUnite, Inc. in December 2003. In December 2003, there was a claim setoff against the escrow which decreased the value of the promissory notes to $13.1 million. Upon the conversion of the all of the $13.1 million promissory notes now held by the founders of MedUnite, the entire outstanding indebtedness associated with the acquisition will be extinguished without further payment by us.

Selling Shareholders Table

     The following table lists the following information with respect to each of the Selling Shareholders: (i) the Selling Shareholders’ name; (ii) the number of outstanding shares of common stock beneficially owned by the Selling Shareholders prior to this offering (excluding shares issuable upon exercise of certain options by the Selling Shareholders); (iii) the number of shares of common stock to be beneficially owned by the Selling Shareholders after the completion of this offering assuming the sale of all of the shares of common stock offered by the Selling Shareholders; and (iv) the percentage of outstanding shares of common stock to be beneficially owned by the Selling Shareholders after the completion of this offering assuming the sale of all of the shares of common stock offered by the Selling Shareholders and based on 12,625,515 shares of our common stock outstanding on June 4, 2004.

     Each of the Selling Shareholders is one of the founders of MedUnite, Inc. On December 31, 2002, we acquired all of the outstanding stock of MedUnite for $10.0 million in cash, $13.4 million in 4% convertible promissory notes, and $6.7 million in transaction and exit related costs (originally estimated at $8.3 million). Interest on the convertible notes is payable in cash on a quarterly basis. The convertible promissory notes (now currently payable at a maturity value of $13.1 million after a claim setoff against the escrow in December 2003) are payable in full on December 31, 2008 and are convertible into an aggregate of 716,968 shares (originally 731,322 shares before the claim setoff) of our common stock if the founders of MedUnite achieve certain triggers based upon increases in our founder-related revenue over the next three and one-half year period. We believe that the first revenue increase targets have been met and we are now obligated to register the sale of the founder shares through this offering.

     The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution”.

	Shares Owned		Shares to be	Shares Owned After
	Before the Offering		Offered	the Offering
Name	Number	Percent	Number	Number	Percent
Atena Inc. (1)	0	—	86,584	86,584	0.7%
Anthem Insurance Companies, Inc.	0	—	86,441	86,441	0.7%
CIGNA Health Corporation	0	—	86,547	86,547	0.7%
Health Net, Inc.	0	—	86,488	86,488	0.7%
NDCHealth Corporation	0	—	128,446	128,446	1.0%
Oxford Health Plans, Inc.	0	—	78,212	78,212	0.6%
PacifiCare Health Systems, Inc.	0	—	77,784	77,784	0.6%
Wellpoint Health Network, Inc.	0	—	86,466	86,466	0.7%

The preceding table represents the holdings by the Selling Shareholders based upon our best knowledge and assumes that all Selling Shareholders eligible to convert their notes payable to shares will do so prior to termination of this offering. The Selling Shareholders identified above may have sold, transferred or otherwise disposed of in transactions exempt from the requirements of the Securities Act, all or a portion of their shares of our common stock since the date as of which the information in the preceding tables is presented. Information concerning the Selling Shareholders may change from time to time, which changed information will be set forth in supplements to this prospectus if and when necessary. Because the Selling Shareholders may not convert all of their notes to shares at any given time, or offer all or some of the shares of our common stock that they hold, we cannot give an estimate as to the amount of common stock that will be held by the Selling Shareholders upon the termination of this offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

     The Selling Shareholders may, from time to time, sell securities (i) through underwriters or dealers; (ii) directly to one or more purchasers; (iii) through agents; or (iv) through a combination of any such methods of sale.

     We will pay all fees and expenses of registering the shares of common stock being offered in this prospectus.

     A prospectus supplement will set forth the terms of the offering of the securities offered thereby, including the name or names of any underwriters, the purchase price of the securities, and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange or market on which the securities may be listed. Only underwriters so named in such prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the Series offered under the prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     In connection with underwritten offerings of securities, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which such persons may bid for or purchase securities for the purposes of stabilizing their market price. The underwriters also may create a short position for their respective accounts by selling more securities in connection with this offering than they are committed to purchase from the Selling Shareholder, and in such case may purchase securities in the open market following completion of the offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to a specified aggregate principal amount or number of securities, by exercising any underwriters’ over-allotment option that may be applicable with respect to the particular underwritten offering. In addition, the managing underwriter for the particular offering, on behalf of the underwriters, may impose penalty bids under contractual arrangements between the underwriters whereby it may reclaim from an underwriter (or dealer participating in this offering) for the account of the underwriters, the selling concession with respect to securities that are distributed in the relevant offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discontinued at any time.

     Agents and underwriters may be entitled under agreements entered into with the Selling Shareholder and us to indemnification against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

     Securities may also be sold through agents from time to time. Any agent involved in the offering and sale of securities in respect of which this prospectus is delivered will be named, and any commissions payable to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the related prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved.

     The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sales of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Sales of the securities may be effected by or for the account of one or more of the third parties from time to time in transactions (which may include block transactions) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The third parties may effect such transactions by selling the securities directly to purchasers, acting as principals for their own accounts, or by selling their securities to or through broker-dealers acting as agents for the third parties, or to broker-dealers who may purchase securities as principals and thereafter sell such securities from time to time in transactions on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by third parties may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the third parties and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Transfer Agent and Registrar

     Registrar and Transfer Company serves as transfer agent and registrar for our common stock. Its telephone number is (800) 525-7686.

LEGAL MATTERS

     The validity of the securities offered hereby will be passed on for us by Holland & Knight LLP, 701 Brickell Avenue, Suite 3000, Miami, Florida 33131.

EXPERTS

     The consolidated financial statements of incorporated by this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered certified public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. The Company’s Internet address is www.proxymed.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 9 or 12 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise be included in, this prospectus.

(1)	Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 30, 2004.

(2)	Current Report on Form 8-K, filed with the SEC on March 4, 2004.

(3)	Current Report on Form 8-K, filed with the SEC on March 5, 2004.

(4)	Current Report on Form 8-K/A, filed with the SEC on March 15, 2004.

(5)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 10, 2004.

(6)	Current Report on Form 8-K, filed with the SEC on May 11, 2004.

(7)	The description of our common stock contained in our Registration Statement on Form 8-A declared effective on August 5, 1993, including any other amendment or report filed for the purpose of updating such information.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

ProxyMed, Inc.
1854 Shackleford Court, Suite 200
Atlanta, Georgia 30093
(770) 806-9918
Attention: Investor Relations

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     Expenses to be paid by the Company in connection with the issuance of the securities being registered hereby are estimated as follows:

SEC registration fee	$1,740
Accounting fees and expenses	$15,000
Legal fees and expenses	$15,000
Miscellaneous	$260
Total	$32,000

Item 15. Indemnification of Directors and Officers.

     The following summary is qualified in its entirety by reference to the complete copy of the Florida Business Corporation Act, our articles of incorporation, as amended, and our Amended and Restated Bylaws and agreements referred to below.

     Section 607.0850 of the Florida Business Corporation Act empowers a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Florida corporation may indemnify such person against expenses including amounts paid in settlement (not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred by such person in connection with actions brought by or in the right of the corporation to procure a judgment its favor under the same conditions set forth above, if such person acted in good faith and in a manner such person believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses, including counsel (including those for appeal) fees, actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 607.0850 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under a company’s articles of incorporation or by-laws, agreement, vote of shareholders or disinterested directors, or otherwise. Section 607.0850 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

     Article VII of our Restated Articles of Incorporation and Article VII of our Bylaws provide for indemnification of our directors, officers, employees and agents (including the advancement of expenses) to the fullest extent permitted by Florida law. In addition, we have contractually agreed to indemnify our directors and officers to the fullest extent permitted under Florida law.

     Our employment agreements with our principal executive officers limit their personal liability for monetary damages for breach of their fiduciary duties as officers and directors, except for liability that cannot be eliminated under the Florida Business Corporation Act.

Item 16. Exhibits.

     The following exhibits are filed herewith:

Exhibit
Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of December 5, 2003, by and among the Registrant, Planet Acquisition Corp. and PlanVista Corporation (incorporated by reference to Annex A of the Registration Statement on Form S-4, File No. 333-111024).

2.2	Agreement and Plan of Merger and Reorganization dated December 31, 2002 between ProxyMed, Inc., Davie Acquisition Corp., and MedUnite Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K File No. 000-22052, reporting an event dated December 31, 2002).

2.3	Asset Purchase Agreement dated July 30, 2002 between ProxyMed, Inc. and MDIP, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K File No. 000-22052, reporting an event dated July 31, 2002).

2.4	Stock Purchase Agreement dated May 6, 2002 between ProxyMed, Inc. and KenCom Communications & Services, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K File No. 000-22052, reporting an event dated May 6, 2002).

2.5	Stock and Warrant Purchase Agreement between ProxyMed and General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co., KG and GapStar, LLC (incorporated by reference to Exhibit 10.1 of Form 8-K, File No. 000-22052, reporting an event dated March 26, 2002).

4.1	Common Stock Purchase Warrants issued to First Data Corporation (incorporated by reference to Exhibit 10.1 of Form 8-K, File No. 000-22052, reporting an event dated July 8, 2003).

4.2	Form of 4% Convertible Promissory Notes dated December 31, 2002 issued in connection with the Agreement and Plan of Merger and Reorganization dated December 31, 2002 between ProxyMed, Inc., Davie Acquisition Corp., and MedUnite, Inc. (incorporated by reference to Exhibit 10.1 of Form 8-K File No. 000-22052, reporting an event dated December 31, 2002).

4.3	Form of Common Stock Purchase Warrants issued to General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co., KG and GapStar, LLC (incorporated by reference to Exhibit 10.2 of Form 8-K, File No. 000-22052, reporting an event dated March 26, 2002).

4.4	Form of Exchanged Warrant to Purchase Common Stock of the Registrant dated May 4, 2000, issued to certain investors (incorporated by reference to Exhibit 4.1 of Form 8-K, File No. 000-22052, reporting an event dated May 4, 2000).

4.5	Form of New Warrant to Purchase Common Stock of the Registrant dated May 4, 2000, issued to certain investors (incorporated by reference to Exhibit 4.2 of Form 8-K, File No. 000-22052, reporting an event dated May 4, 2000).

4.6	Form of Warrant to Purchase Common Stock of the Registrant dated December 23, 1999, issued to certain investors (incorporated by

Exhibit
Number	Exhibit Description
reference to Exhibit 4.1 of Form 8-K, File No. 000-22052, reporting an event dated December 23, 1999).

5	Legal Opinion of Holland & Knight LLP*

23.1	Consent of Holland & Knight LLP (included in opinion filed as Exhibit 5)*

23.2	Consent of PricewaterhouseCoopers LLP, independent certified public accountants

24	Powers of Attorney (included on signature page of this registration statement)

* To be filed by amendment.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 11th day of June, 2004.

PROXYMED, INC.
By:	/s/ Michael K. Hoover
Michael K. Hoover
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael K. Hoover and Gregory J. Eisenhauer and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ MICHAEL K. HOOVER Michael K. Hoover	Chairman of the Board and Chief Executive Officer (principal executive officer)	June 11, 2004
/s/ GREGORY J. EISENHAUER Gregory J. Eisenhauer	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 11, 2004
/s/ WILLIAM L. BENNETT William L. Bennett	Director	June 11, 2004
/s/ EDWIN M. COOPERMAN Edwin M. Cooperman	Director	June 11, 2004
/s/ MICHAEL S. FALK Michael S. Falk	Director	June 11, 2004
/s/ THOMAS E. HODAPP Thomas E. Hodapp	Director	June 11, 2004
/s/ BRADEN R. KELLY Braden R. Kelly	Director	June 11, 2004
/s/ KEVIN M. MCNAMARA Kevin M. McNamara	Director	June 11, 2004
/s/ EUGENE R. TERRY Eugene R. Terry	Director	June 11, 2004

Exhibit Index

Exhibit
Number	Description
23.2	Consent of PricewaterhouseCoopers LLP